C4 Therapeutics and Betta Pharmaceuticals Announce Exclusive Licensing Agreement for the Development and Commercialization in Greater China of CFT8919, an Orally Bioavailable BiDAC™ Degrader of EGFR L858R for NSCLC
C4 Therapeutics to Receive a $10 Million Upfront Payment, a $25 Million Equity Investment and is Eligible to Receive up to $357 Million for Development and Commercial Milestones Plus Royalties on Net Sales in Greater China
Betta Pharmaceuticals to Develop and Commercialize CFT8919 in Greater China and Eligible to Receive Royalties on Net Sales Outside of Greater China
The Exclusive Licensing Agreement with Betta Pharmaceuticals Accelerates Development of CFT8919 in Key International Markets
WATERTOWN, Mass. and Hangzhou, China., May. 30, 2023 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, and Betta Pharmaceuticals Co. Ltd (Betta) (SZ300558), a leading pharmaceutical company focusing on the development of innovative oncology therapies in China, today announced an exclusive licensing agreement for the development and commercialization of CFT8919 in Greater China (including Hong Kong SAR, Macau SAR and Taiwan). CFT8919 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against EGFR L858R for non-small cell lung cancer (NSCLC) patients.
Under the terms of the agreement, C4T expects to receive $35 million, which includes $10 million in upfront cash as well as a $25 million one-time equity investment, to be completed following the receipt of required regulatory approvals and other customary closing conditions. Additionally, C4T is eligible for up to $357 million in potential milestones and low to mid-double-digit percent royalties on net sales in the licensed territories. Betta will be responsible for the development, manufacturing and commercialization of CFT8919 in the licensed territories and is eligible to receive low single-digit percent royalties on net sales outside of Greater China. C4T retains the right to develop and commercialize CFT8919 in all territories outside of Greater China.
“We are excited to partner with Betta to develop CFT8919, an orally bioavailable allosteric EGFR L858R degrader, with the potential to treat NSCLC patients with EGFR L858R mutations in Greater China and beyond,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “With their strong track record of developing and commercializing NSCLC therapies in China, we believe Betta is the ideal partner to advance CFT8919 clinical development in a region where there is a high prevalence of lung cancer patients with the EGFR L858R mutation.”
“The collaboration with C4T is another important collaboration for Betta’s partnerships with top-tier biotech companies,” said Lieming Ding, chairman and chief executive officer of Betta. “The collaboration will further expand Betta’s product pipeline and improve the productivity of the company's R&D, from discovery to clinical development, and to commercialization. We will leverage the capabilities and resources of both parties and continue developing innovative drugs to benefit more patients.”
In preclinical studies, CFT8919 is active in in vitro and in vivo models of EGFR L858R driven NSCLC with broad coverage of on-target resistant mutations and intracranial activity, with the potential to prevent or treat brain metastases in these patients. CFT8919 has been designed to bind to an allosteric site, which is uniquely created by the L858R activating mutation, allowing for exquisite selectivity for this mutation. Further, CFT8919 was designed to be effective independent of secondary EGFR mutations, for example

T790M and/or C797S. Additionally, CFT8919 demonstrated potent anti-proliferation activity against a panel of cell lines harboring either L858R single mutation or L858R with additional EGFR mutations that confer resistance to approved EGFR inhibitors such as osimertinib or erlotinib, while sparing cell lines with wild-type EGFR.
In China, approximately 693,000 patients were diagnosed with NSCLC in 2020 and approximately 40% of these cases are driven by the EGFR mutation. The L858R mutation is the second most common EGFR mutation, found in approximately 40% of NSCLC patients with EGFR mutations in China. Typically, these patients experience a less durable response to approved EGFR inhibitors, including osimertinib.
C4T is on track to submit an Investigational New Drug (IND) application to the United States Food and Drug Administration (FDA) for CFT8919 for the treatment of NSCLC in the first half of 2023.
MSQ Ventures served as an advisor to C4T and Goodwin Procter LLP served as legal counsel to C4T. Han Kun Law Offices served as legal counsel to Betta.
About CFT8919
CFT8919 is an orally bioavailable allosteric BiDAC™ degrader that is designed to be potent and selective against EGFR bearing an oncogenic L858R mutation. In preclinical studies, CFT8919 is active in in vitro and in vivo models of L858R driven non-small cell lung cancer. Importantly, CFT8919 retains full activity against additional EGFR mutations that confer resistance against approved EGFR inhibitors including L858R-C797S, L858R-T790M, and L858R-T790M-C797S.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
About Betta Pharmaceuticals
Betta Pharmaceuticals Co., Ltd. (SZ300558) is a commercial-staged pharmaceutical company dedicated to the development of innovative oncology products to meet high unmet medical needs. With about 2,000 employees in Hangzhou and Beijing, Betta's integrated R&D platform ranges from small-molecule to biologics discovery, clinical development, manufacturing, sales and marketing. Betta's leading product – icotinib (Conmana®), the first innovative oncology product domestically developed and launched in China – is one of the top selling targeted therapies for patients with non-small cell lung cancer, having achieved more than 13 billion RMB accumulated sales since launched and benefited more than 500,000 patients in China. Betta currently has 3 marketed products, 15 programs in clinical development and 2 molecules under NDA review by the NMPA. Throughout the years, Betta has set up strategic partnerships with Xcovery LLC., Merus N.V., Agenus Inc. and other top-tier biotech companies, with the ultimate objective to deliver innovative health solutions around the world. For more information, please visit http://www.bettapharma.com/en.php.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; regulatory developments in the United States and foreign countries; our ability to fund our future operations; our ability to realize development and commercialization milestones and receive royalties on the commercial sale of our product candidates; our ability to realize the anticipated benefits of this collaboration; and our ability to complete the contemplated sale of equity securities. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

C4T Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com

Media:
Loraine Spreen
Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Betta Pharmaceuticals Contact:
Jianhao Shen
Director, Securities Affairs
Jianhao.shen@bettapharma.com